Exhibit (h)(6)

AMENDMENT TO

SERVICES AGREEMENT

This Amendment, dated as of September 28, 2016 (“Amendment”), amends (i) the Services Agreement between Citi Fund Services Ohio, Inc. (“Service Provider”) and Mirae Asset Discovery Funds (“Client”), dated September 27, 2010 (as amended and in effect as of the date hereof, the “Agreement”) and (ii) the amendment to the Agreement between the Service Provider and Client dated March 31, 2015. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to amend the March 31, 2015 amendment by revising the date of the Services Agreement referenced in the amendment; and

WHEREAS, the parties wish to modify the term, revise certain provisions of the Agreement, and replace the fee schedule.

NOW THEREFORE, the parties, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.

March 31, 2015 Amendment. The first sentence of the first paragraph of the amendment to the Agreement dated March 31, 2015 is stricken and replaced with the following:

“AMENDMENT made as of March 31, 2015, between Mirae Asset Discovery Funds (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Services Agreement, dated September 27, 2010, between the Client and Services Provider (as amended an in effect on the date hereof, the “Agreement”).”

2.

Amendment to Section 4 (Compliance with Laws; Advice). Section 4(D) of the Agreement is hereby deleted and replaced with the following:

“(D) Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from external counsel or independent accountants of its own choosing (who may provide such advice to either Party). Any costs related to such advice from counsel or independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client or chosen by the Service Provider with reasonable care.”

3.

Amendment to Section 5 (Communications; Records and Access; Confidentiality; Publicity).

(a)

Section 5(B) of the Agreement is hereby deleted and replaced with the following:

“(B) Records and Access. Upon request, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement of Standards for Attestation Engagements No. 16 (“SSAE 16”). The Client agrees that it shall pay such charges for (i) document collection, duplication, review and retrieval and (ii) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspects. The Client acknowledges that such charges may include the fees and expenses of external counsel. Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Client maintained by the Service Provider as part of the Services (“Client Records”).”

(b)

A new Section 5(H) is added to the Agreement as follows:

“(H) Market or Reference Data. The Client acknowledges that any valuation, pricing, market and other information, including corporate action data, (collectively, “Market or Reference Data”) sourced from providers of Market or Reference Data, which may include an affiliate of the Service Provider, (collectively, “Market or Reference Data Vendors”) may be subject to various conditions, disclaimers and restrictions imposed on the Service Provider and persons who use or access such Market or Reference Data through the Service Provider, including the Client. Accordingly, the Client acknowledges and agrees with the Service Provider, and for the benefit of such Market or Reference Data Vendors, as follows:

(i)

Although the Service Provider shall use reasonable efforts to cause Market or Reference Data Vendors to provide the Service Provider with Market or Reference Data for distribution to the Client, the provision of Market or Reference Data by the Service Provider to the Client is contingent on the continued effectiveness of the applicable underlying license agreement(s) between the Service Provider and the applicable Market or Reference Data Vendors (each an “Underlying License Agreement”) and compliance by the Client with the terms of this Agreement.

(ii)

To the extent practicable, the Service Provider shall provide reasonable advance written notice to the Client (which may be in the form of a hyperlink to a web site) (a) if the use of Market or Reference Data Vendor is specifically requested by the Client, the termination of the Underlying License Agreement with respect thereto, or (b) of any conditions or restrictions, in addition those set forth in this section and in Schedule 6, from time to time applicable to the Client’s use of Market or Reference Data imposed by any Market or Reference Data Vendors (“Market or Reference Data Conditions”). Market or Reference Data Conditions may include the requirement that the Client enter into an agreement with a Market or Reference Data Vendor. The Client hereby accepts the Market or Reference Data Conditions set forth in this Agreement (including Schedule 6). Until the Client delivers written notice that it does not accept Market or Reference Data Conditions that are not set out in Schedule 6, the Client shall be deemed to have accepted such Market or Reference Data Conditions about which it has been notified, provided that acceptance of a requirement that the Client enter into an agreement with a Market or Reference Data Vendor shall be deemed to occur only when the Client enters into such an agreement. Upon rejection by Client of any Market or Reference Data Conditions, the Client shall promptly cease using the applicable Market or Reference Data. Upon receipt of notice of termination of an Underlying License Agreement, the Client shall cease using the applicable Market or Reference Data.

(iii)

The termination of an Underlying License Agreement or of the Client’s rights to use Market or Reference Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Market or Reference Data (or related data or reports) as part of the Services shall be terminated. In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Market or Reference Data, subject to the Change Control Process.

(iv)

Market or Reference Data Vendors make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Market or Reference Data used by the Service Provider to provide the Services, and neither does the Service Provider.

(v)

Market or Reference Data Vendors shall have no liability whatsoever to the Client in respect of Market or Reference Data used by the Service Provider to provide the Services.

(vi)

No copyright or any other intellectual property rights in the Market or Reference Data used or provided by the Service Provider to provide the Services are transferred to the Client.

(vii)

The Client shall not use Market or Reference Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

(viii)

TThe Client is only entitled to use or disseminate Market or Reference Data provided to it by the Service Provider as set out in Schedule 6. Except as specifically permitted in Schedule 6, the Client shall not, and shall ensure that its affiliates and its or their officers, employees and agents shall not (a) use the Market or Reference Data for any other purpose, or (b) publish, disclose, distribute, give access to, broadcast, use or offer the Market or Reference Data to any third party. The foregoing limited rights to use Market or Reference Data shall terminate automatically upon any termination of this Agreement.”

4.

Amendment to Section 9 (Representations). Section 9(A) of the Agreement is hereby amended by the addition of the following to the end:

“The Service Provider’s representations and warranties in relation to sections 9(A)(ii), (iv), and (vi) above, as relevant to the provision by the Service Provider of Market or Reference Data under this Agreements, are subject to Section 5(H).”

5.

Amendment to Section 10 (Term and Termination).

(a)

Effective as of September 28, 2016, the existing Rollover Period ceases and the parties agree to (and commence) a two-year term (“Two-Year Term”). Such Two-Year Term shall be treated as an “Initial Term” as such term is used or referenced in the Agreement. Unless otherwise terminated pursuant to Section 10(B) as further described in the Agreement, the Agreement will be renewed automatically for successive one-year Rollover Periods.

(b)

Section 10(B) of the Agreement is hereby amended by the addition of the following to the end:

“(v) This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Client has violated its obligations under section 4(A) with respect to compliance with Laws.”

(c)

Section 10(C)(ii) of the Agreement is hereby deleted and replaced with the following:

“(ii) Upon termination, the Service Provider will, at the expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client Records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Service Schedule or the Fee Schedule.”

6.

Amendment to Section 11 (Governing Law and Jurisdiction). Sections 11 (B) and (C) are hereby deleted and replaced with the following:

“(B) Arbitration. To the extent permitted by applicable Laws, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C) Venue. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings bought in any forum or court specified in Section 11(B), waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court or forum does not have jurisdiction over such Party.”

7.

Amendment to Section 12 (Miscellaneous). Section 12(E) is hereby deleted and replaced with the following:

“(E) Assignment. No Party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however, that the Service Provider may make such assignment to (i) an affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services.”

8.

Amendment to Schedule 4 (Fee Schedule). Schedule 4 of the Agreement is hereby deleted and replaced with the Schedule 4 attached hereto.

9.

Addition of Schedule 6 (Certain Market and Reference Data Conditions and Permitted Uses). A new Schedule 6 attached hereto is added to the Agreement.

10.

Representations and Warranties.

(a)

The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.

(b)

Service Provider represents that it has full power and authority to enter into and perform this Amendment.

11.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. The provisions of the Agreement remain in full force and effect except as provided in this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by the parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. This Amendment shall become effective as of the date first written above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		MIRAE ASSET DISCOVERY FUNDS

By:	/s/ Jay Martin	By:	/s/ Robert E. Shea
Name:	Jay Martin	Name:	Robert E. Shea
Title:	President	Title:	Vice President
Date:	9/28/16	Date:	9/23/2016

Schedule 4 to Services Agreement

Fee Schedule

1.

FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

a. Administration Fees

For Administration Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $5,833.33 or (ii):

0.015% of the first $1 billion in net assets of such Fund, plus

0.010% of the net assets of the Fund in excess of $1 billion.

b. Fund Accounting Fees

For Fund Accounting Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $2,500 or (ii):

0.015% of the first $1 billion in net assets of such Fund, plus

0.010% of the net assets of the Fund in excess of $1 billion.

c. Fair Value Support Services

As compensation for Fair Value Support Services (the services set forth in subsections 2(b) and 2(c) (as they relate to fair value determinations) of Schedule 2, Appendix B to this Agreement). Service Provider shall receive the following annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder, as follows:

Annual Fee for Fair Value Support Services to be provided by Service Provider:

For each Fund with less than 200 securities:     $5,000

For each Fund with at least 200 securities:        $7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs.  Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

d. Fee Credit

The fees will have a $100,000 annual credit applied to the total fees, which will be applied to the monthly invoice at a rate of $8,333.33. This will be applied for the duration of the Two-Year Term (as defined in the attached Amendment).

2.

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.

Reimbursement of Expenses.  The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including:

(i)

All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)

All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)

The cost of obtaining security and issuer information;

(iv)

The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)

All copy charges;

(vii)

Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)

All systems-related expenses associated with the provision of special reports;

(ix)

The cost of tax data services;

(x)

Regulatory filing fees, industry data source fees (e.g., Lipper), tax data services, security pricing, printing (including board book production expenses) and typesetting services, communications, postage and delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xi)

Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.

Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)

System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)

Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)

Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)

Charges for pricing information used in connection with pricing the securities and other investments of the Client, provided that the Client shall not be charged an amount greater than the amount the Client would be charged if it obtained the information directly from the relevant vendor or vendors;

(v)

The Client’s portion of SSAE 16 (or any similar report) expenses, to the extent applicable.

(vi)

Check and payment processing fees; and

(vii)

Costs of rating agency services.

Schedule 6 to Services Agreement

Certain Market and Reference Data Conditions* and Permitted Uses

1.

Market or Reference Data Conditions Imposed by Bloomberg Finance L.P.:

Bloomberg Finance L.P. (“Bloomberg”) requires the following conditions for use of any of its Market or Reference Data. Capitalized terms used herein shall have the meaning given to them in this Agreement or as set out below:

“Licensee Services” consist of:

•

Record-Keeping and Registration

•

Transaction Processing and Settlement

•

Position Reporting

•

Net Asset Value (NAV) Calculations and NAV Reporting; and/or,

•

Correspondent Banking.

“Service Data” means data received from Bloomberg, including without limitation, valuation, pricing, market and other information, including corporate action data.

“Third-Party Data Providers” means all third-party sources of data included in the Service Data.

Client represents, covenants, and warrants that:

(a)

Subject to subsection 1(b) below, Client will use the Service Data internally only and will not use Service Data provided by Service Provider for any purpose independent of the Licensee Services;

(b)

Client may include a limited amount of Service Data (i) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (ii) in prospectuses and marketing materials, and (iii) in order to fulfill a legal or regulatory requirement.  No other external distribution of Service Data is permitted;

(c)

Client will permit Third-Party Data Providers, and Bloomberg and its affiliates on behalf of or at the request of such Third-Party Data Providers, reasonable access to audit Client’s use of Service Data sourced from such Third Party Data Providers;

(d)

Client acknowledges and agrees that Bloomberg and its affiliates are third-party beneficiaries to this Agreement;

(e)

Client acknowledges that Bloomberg has no liability or responsibility to Client relating to Client’s receipt or use of Service Data or Licensee Services;

(f)

If Client is located in Australia, Client represents, warrants and covenants that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act;

(g)

Client Use of Subadvisor: If Client has engaged a subadvisor to help manage certain of its funds, then Client may distribute Service Data received from Service Provider to such subadvisor; provided, however, that Client further represents, warrants, and covenants that:

i.

Client’s subadvisor will use the Service Data solely to verify the NAV calculation and not for any other purpose other than as described under subsection 1(b) above; and,

ii.

Client will enter into a written agreement with subadvisor which requires the subadvisor to agree to:

1.

Subsection 1(g)(i) above acknowledging use of Service Data solely to verify NAV calculations and for other purposes described in subsection 1(b) above;

2.

Subsection 1(c) above granting Third-Party Data Providers and Bloomberg the right to audit Client’s use of Service Data;

3.

Subsection 1(d) above including Bloomberg and its affiliates as third-party beneficiaries to the written agreement between Client and its subadvisor; and,

4.

Subsection 1(e) above acknowledging that Bloomberg has no liability relating to subadvisor’s use of the Service Data.

(h)

As a condition of receiving the Service Data, Client shall comply with any terms or conditions relating to the use of the Service Data provided to it from time to time by Bloomberg or Service Provider.

2.

Market or Reference Data Conditions Imposed by Various Exchanges:

The exchanges allowing the Service Provider to provide Market Data to you (“Exchanges”) require the Service Provider to advise you of these terms applicable to your receipt and use of Market Data. Capitalized terms used herein shall have the meaning given to them in this Agreement or as set out below:

DEFINITIONS

“Citi Parties” means Citigroup Global Markets Inc and its affiliates and their respective directors, officers, employees and agents.

“Market Data” means financial information or other data provided by an Exchange, provided to you by a Citi Party.  Market Data may include, but is not limited to, “real time” or delayed prices, opening and closing prices and ranges, high-low prices, settlement prices, estimated and actual volume information, bids or offers and the applicable sizes and numbers of such bids or offers.

1.

SCOPE

1.1

An Exchange may, in its discretion, (i) direct the Service Provider to terminate your receipt of Market Data for any or no reason with or without notice; and (ii) require you to enter into an agreement with it directly as a condition of your receipt of the Market Data.

1.2

An Exchange may specify other terms or limitations applicable to your use of the Market Data (including Exchange policies (the “Policies”)) and you shall comply with such terms and limitations.

1.3

An Exchange may amend these terms and the Policies, without notice, from time to time.

2.

PROPRIETARY RIGHTS

2.1

The Market Data constitutes valuable confidential information that is the exclusive proprietary property of the applicable Exchange.  You have no rights with respect to the Market Data other than as set forth herein.

2.2

You shall not delete or obscure any copyright notice or proprietary notice contained within the Market Data or any report or publication containing Market Data.

3.

USAGE RESTRICTIONS

3.1

You may use the Market Data only for your internal business activities, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise.

3.2

You may not, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise:

(a)

redistribute, sell, license, disclose, retransmit or otherwise provide (“Distribute”) Market Data, or permit Market Data to be Distributed, internally or externally, in any format, by electronic or other means;

(b)

use the Market Data to create data derived from, or based on, the Market Data; or

(c)

use or permit any other person to have access to and/or use Market Data for any illegal purpose.

4.

REPORTING AND AUDIT

4.1

Upon the Service Provider’s or an Exchange’s request, you must provide information demonstrating that your use of the Market Data complies with these terms.

4.2

You will cooperate with an Exchange and permit reasonable access to your premises to conduct a requested audit or review of your use of Market Data.

4.3

You shall maintain records relating to your use of the Market Data.

5.

NO WARRANTIES

5.1

The Citi Parties and the Exchanges (and their respective members, shareholders, directors, officers, employees or agents, holding companies, affiliates and/or subsidiaries) do not make any representations or warranties concerning the availability, timeliness, sequence, completeness, utility, accuracy or reliability of the Market Data or any other matter.

5.2

Market Data is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security or commodity.

6.

LIABILITY

6.1

Use of any Market Data other than as permitted by these terms, or any other breach or threatened breach of these terms, could cause irreparable injury to the Exchanges for which money damages would be an inadequate remedy.  Accordingly, you acknowledge and agree that each Exchange shall be entitled to specific performance and injunctive and other equitable relief from the breach or threatened breach of such terms (including, without limitation, disclosure or threatened disclosure of Market Data) in addition to and not in limitation of any other legal or equitable remedies.

6.2

You represent and warrant that you will not bring any claim or commence any proceedings against the Citi Parties or any Exchange in connection with your receipt of Market Data.

7.

LIABILITY; INDEMNIFICATION

7.1

THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE TO YOU OR TO ANY OTHER PERSON OR ENTITY FOR ANY LOSSES, DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES), CLAIMS, PENALTIES, COSTS OR EXPENSES (INCLUDING LOST PROFITS) ARISING OUT OF OR RELATING IN ANY WAY TO THE MARKET DATA OR YOUR USE OF THE MARKET DATA, DUE TO ANY CAUSE WHATSOEVER, INCLUDING NEGLIGENCE.  IF THE FOREGOING DISCLAIMER AND WAIVER OF LIABILITY SHOULD BE DEEMED INVALID OR INEFFECTIVE, THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE IN ANY EVENT, INCLUDING NEGLIGENCE, FOR ANY AMOUNT EXCEEDING THE LESSER OF (i) THE ACTUAL AMOUNT OF LOSS OR DAMAGE OR (ii) THE AMOUNT OF THE MONTHLY FEE PAID BY YOU FOR THE MARKET DATA.

7.1

You shall, at your sole expense, defend, indemnify and hold harmless the Citi Parties and the Exchanges from and against any and all losses, damages, liabilities, judgments, awards, fines, penalties, settlements, costs or other expenses (including reasonable legal costs, attorneys’ fees and disbursements), whether direct or indirect arising out of your use of Market Data.

3.

Permitted Uses Pursuant to Section 5(H)(viii) of the Agreement:  With respect to the Market or Reference Data of other Market or Reference Data Vendors, you may use the Market Data only for your internal business activities, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise.

*   The conditions set forth in this Schedule are not exhaustive, and the Service Provider reserves the right to notify Client about other Market and Reference Data Conditions, as contemplated by section 5(H)(ii) of this Agreement.